Exhibit 99

Pfizer Reports First-Quarter 2009 Results; Reaffirms Full-Year 2009 Financial Guidance for Revenues and Adjusted Results(1)

  First-Quarter 2009 Revenues of $10.9 Billion
  First-Quarter 2009 Reported Diluted EPS(2) of $0.40
  First-Quarter 2009 Adjusted Diluted EPS(1) of $0.54
  Continues to Execute on Strategic and Financial Commitments While Planning for the Pending Wyeth Acquisition Remains On-Track

NEW YORK--(BUSINESS WIRE)--April 28, 2009--Pfizer Inc (NYSE: PFE):

($ in millions, except per share amounts)
	First-Quarter
	2009	2008	Change
Reported Revenues	$ 10,867	$ 11,848	(8%)
Reported Net Income(2)	2,729	2,784	(2%)
Reported Diluted EPS(2)	0.40	0.41	(2%)
Adjusted Income(1)	3,667	4,099	(11%)
Adjusted Diluted EPS(1)	0.54	0.61	(11%)

See end of text prior to tables for notes.

Pfizer Inc (NYSE: PFE) today reported financial results for first-quarter 2009. Revenues were $10.9 billion, a decrease of 8% compared with the year-ago quarter. Foreign exchange unfavorably impacted revenues by approximately $640 million or 5%. For first-quarter 2009, U.S. revenues were $5.0 billion, a decrease of 10% compared with the year-ago quarter. International revenues were $5.9 billion, a decrease of 7% compared with the prior-year quarter, and reflected operational growth of 3%, which was more than offset by the unfavorable impact of foreign exchange of 10%. U.S. revenues represented 46%, while international revenues represented 54%, of total revenues, comparable with the year-ago quarter. In addition to foreign exchange, other factors that negatively impacted first-quarter 2009 revenues in comparison with the year-ago quarter included the loss of U.S. exclusivity for Zyrtec in January 2008 and Camptosar in February 2008 as well as the revenue declines for Lipitor, as a result of continued intense competition, and for Chantix, mainly due to label changes.

Business Revenues

Effective January 1, 2009, Pfizer expanded its new operating model within the Pharmaceutical business, which is now comprised of five customer-focused units with clear, single points of accountability to enable the Company to more effectively anticipate and respond to the diverse needs of physicians, customers and patients: Primary Care, Specialty Care, Oncology, Established Products and Emerging Markets. In addition to the pharmaceutical business, the Company has a significant Animal Health business.

	First-Quarter
($ in millions)	2009	2008	Change	Foreign Exchange	Operational
Primary Care(3)	$ 5,322	$ 5,788	(8%)	(4%)	(4%)
Specialty Care(4)	1,463	1,362	7%	(3%)	10%
Oncology(5)	350	421	(17%)	(6%)	(11%)
Established Products(6)	1,615	1,841	(12%)	(2%)	(10%)
Emerging Markets(7)	1,352	1,492	(9%)	(14%)	5%

Total Pharmaceutical	10,102	10,904	(7%)	(5%)	(2%)

Animal Health(8)	537	619	(13%)	(8%)	(5%)
Other(9)	228	325	(30%)	(3%)	(27%)

Total	$ 10,867	$ 11,848	(8%)	(5%)	(3%)

See end of text prior to tables for notes.

Primary Care revenues for first-quarter 2009 were $5.3 billion, an 8% decline compared with $5.8 billion in the year-ago quarter. In addition to the unfavorable impact of foreign exchange, the decline in revenues compared with the same period last year was primarily driven by continued pressure on Lipitor from generic competition and by the negative impact of the Chantix label changes, as well as by the loss of U.S. exclusivity for Zyrtec in January 2008.

Specialty Care revenues for first-quarter 2009 were $1.5 billion, a 7% increase compared with $1.4 billion in the same period last year. Despite the unfavorable impact of foreign exchange, revenues increased, primarily driven by the solid operational performance in both the U.S. and international markets from certain products, including Xalatan, Zyvox, Vfend and Revatio.

Oncology revenues for first-quarter 2009 were $350 million, a 17% decrease compared with $421 million in the prior-year quarter. In addition to the unfavorable impact of foreign exchange, revenues were unfavorably impacted by the loss of U.S. exclusivity for Camptosar in February 2008, which was partially offset by strong international performance, largely driven by Sutent.

Established Products revenues for first-quarter 2009 were $1.6 billion, a 12% decline compared with $1.8 billion in the year-ago quarter. Since the products in this unit generally have lost patent protection or marketing exclusivity, revenues have declined. This unit was created in 2008 with the goal of recapturing value for these products in developed market geographies by progressively slowing the erosion of, and ultimately stabilizing, revenue and profit from established products. Supporting initiatives within the unit include programs designed to expand patient and payor access to this portfolio, to develop product enhancements, to expand the portfolio and to increase promotional efforts for targeted products.

Emerging Markets revenues for first-quarter 2009 were $1.4 billion, a 9% decrease compared with $1.5 billion in first-quarter 2008. Revenues in Emerging Markets, which also includes revenues from established products sold in these geographies, were unfavorably impacted by foreign exchange, which was partially offset by solid operational growth, led by expansion efforts in China.

Animal Health revenues for first-quarter 2009 were $537 million, a 13% decline compared with $619 million in the year-ago quarter. In addition to the unfavorable impact of foreign exchange, revenues were impacted by global macroeconomic conditions, which negatively affected global spending on veterinary care, as well as by a planned change in terms with U.S. distributors resulting in an anticipated, one-time reduction in U.S. distributor inventories.

Reported Net Income(2) and Reported Diluted EPS(2)

For first-quarter 2009, Pfizer posted reported net income(2) of $2.7 billion, a decline of 2% compared with $2.8 billion in the prior-year quarter, and reported diluted EPS(2) of $0.40, a decline of 2% compared with $0.41 in the prior-year quarter. First-quarter 2009 results were unfavorably impacted by the decrease in total revenues and other income, the increase in the effective tax rate as well as costs incurred in connection with the pending Wyeth acquisition. These factors were partially offset by savings from cost-reduction initiatives and the elimination of in-process research and development charges in 2009. The increase in the effective tax rate on reported results to 28% from 22% in the year-ago quarter was primarily due to the increased tax cost associated with certain business decisions executed to finance the pending Wyeth acquisition.

Adjusted Income(1) and Adjusted Diluted EPS(1)

First-quarter 2009 adjusted income(1) was $3.7 billion, a decrease of 11% compared with $4.1 billion in the year-ago quarter, and adjusted diluted EPS(1) was $0.54, a decrease of 11% compared with $0.61 in the year-ago quarter. Both adjusted income(1) and adjusted diluted EPS(1) were negatively impacted by the decrease in total revenues and the increase in the effective tax rate on adjusted income(1) to approximately 30% from 22% in the prior-year quarter, which were partially offset by savings from cost-reduction initiatives.

In first-quarter 2009, adjusted cost of sales(1) as a percentage of revenues was 12.1% compared with 15.3% in first-quarter 2008. This improvement reflects the benefits from cost-reduction initiatives and foreign exchange. Excluding the impact of foreign exchange, adjusted cost of sales(1) as a percentage of revenues was 14.4% in first-quarter 2009.

Adjusted selling, informational and administrative (SI&A) expenses(1) were $2.8 billion in first-quarter 2009, a decrease of 17% compared with $3.4 billion in the prior-year quarter. The decrease was due to the favorable impact of cost-reduction initiatives and, to a lesser extent, certain insurance recoveries. Also, foreign exchange reduced first-quarter 2009 adjusted SI&A expenses(1) by approximately $140 million compared with the year-ago quarter.

Adjusted research and development (R&D) expenses(1) were $1.7 billion in first-quarter 2009, an increase of 2% compared with $1.6 billion in the prior-year period. The increase was due to a $150 million milestone payment to Bristol-Myers Squibb in this year’s first quarter in connection with the collaboration on apixaban, partially offset by the favorable impact of cost-reduction initiatives. Foreign exchange reduced first-quarter 2009 adjusted R&D expenses(1) by approximately $60 million compared with the year-ago quarter.

Overall, operational improvements resulting from cost-reduction initiatives and, to a much lesser extent, certain insurance recoveries decreased adjusted total costs(10) by approximately $500 million or 7% in first-quarter 2009 compared with the prior-year period, and foreign exchange decreased adjusted total costs(10) by approximately $540 million or 8%. The operational improvements were driven partially by the reduction in workforce to approximately 80,250 colleagues at the end of first-quarter 2009, a decline of 1,650 compared with year-end 2008, and a decline of 6,350 since the beginning of 2008, as well as manufacturing and research and development site exits. The decline of 1,650 colleagues in first-quarter 2009 was net of new colleagues hired in expanding areas across the Company, primarily in emerging markets.

Executive Commentary

“During the quarter, we continued our ongoing efforts to reshape our operating model, made substantial progress in planning for the Wyeth integration, and faced a challenging and dynamic economic and competitive environment. Yet, we remained focused on meeting our commitments - generating revenues consistent with our expectations and continuing to streamline our cost structure. We remain on-track to deliver on our full-year 2009 guidance for revenues and adjusted results(1),” stated Jeff Kindler, Chairman and Chief Executive Officer.

Kindler continued, “Even as we achieve our short-term objectives, we continue to lay the groundwork to increase long-term shareholder value through the pending combination with Wyeth. Our recent announcement on the planned leadership and organizational structure for the company’s combined research and commercial operations demonstrates our intention to advance strong scientific capabilities and to retain top scientific and commercial talent from both organizations as we build the world’s premier biopharmaceutical company.”

Frank D’Amelio, Chief Financial Officer, stated, “We achieved several significant milestones in this quarter in planning for the Wyeth acquisition, making substantial progress in a short period of time. We remain committed to a rapid and successful integration, while at the same time delivering on our 2009 financial goals, which remains a top priority. Today, we’re reaffirming our full-year 2009 financial guidance for revenues and adjusted results(1), and updating our reported diluted EPS(2) guidance to include certain costs associated with the pending acquisition of Wyeth.”

Financial Guidance

For full-year 2009, Pfizer’s financial guidance, at current exchange rates(11) is summarized below. This guidance is unchanged from the guidance provided on January 26, 2009, except for reported diluted EPS(2), which has been reduced to a range of $1.20 to $1.35 from $1.34 to $1.49 to reflect certain costs incurred and expected to be incurred in connection with the pending Wyeth acquisition. These costs include, but are not limited to, transaction costs, pre-integration costs and financing costs. We also continue to expect to achieve net savings compared to 2008 adjusted total costs(10) of $2 billion by the end of 2011 at 2008 foreign exchange rates.

2009 Guidance(12)
Reported Revenues	$44.0 to $46.0 billion
Adjusted Cost of Sales(1) as a Percentage of Revenues	14.5% to 15.5%
Adjusted SI&A Expenses(1)	$13.5 to $14.0 billion
Adjusted R&D Expenses(1)	$7.1 to $7.5 billion
Adjusted Other (Income)/Deductions(1)	($500 to $700 million)
Effective Tax Rate on Adjusted Income(1)	Approx. 30%
Reported Diluted EPS(2)	$1.20 to $1.35
Adjusted Diluted EPS(1)	$1.85 to $1.95

For additional details, please see the attached financial schedules, product revenue table, supplemental information and disclosure notice.

(1)

"Adjusted income" and its components and "adjusted diluted earnings per share (EPS)" are defined as reported net income(2) and its components and reported diluted EPS(2) excluding purchase-accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. Adjusted Cost of Sales, Adjusted SI&A expenses, Adjusted R&D expenses and Adjusted Other (Income)/Deductions are income statement line items prepared on the same basis, and therefore, components of the overall adjusted income measure. As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer's Form 10-K for the year ended December 31, 2008, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors' understanding of our performance is enhanced by disclosing this measure. Reconciliations of first-quarter 2009 and 2008 adjusted income and its components and adjusted diluted EPS to reported net income(2) and its components and reported diluted EPS(2), as well as reconciliations of full-year 2009 adjusted income and adjusted diluted EPS guidance to full-year 2009 reported net income(2) and reported diluted EPS(2) guidance, are provided in the materials accompanying this report. The adjusted income and its components and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(2)

“Reported Net Income” is defined as net income attributable to Pfizer Inc in accordance with U.S. generally accepted accounting principles. “Reported Diluted EPS” is defined as reported diluted EPS attributable to Pfizer Inc common shareholders in accordance with U.S. generally accepted accounting principles.

(3)	The Primary Care business unit includes revenues from human pharmaceutical products primarily prescribed by primary-care physicians, and may include, but is not limited to, products in the following therapeutic and disease areas: Alzheimer’s disease, anxiety, cardiovascular (excluding pulmonary arterial hypertension), diabetes, pain, genitourinary, obesity, osteoporosis and respiratory. Examples of products in this business unit include, but are not limited to, Lipitor, Lyrica, Celebrex and Viagra. All revenues for such products are allocated to the Primary Care business unit, except those generated in emerging markets(7), and those that are managed by the Established Products(6) business unit.

(4)	The Specialty Care business unit includes revenues from human pharmaceutical products primarily prescribed by physicians who are specialists, and may include, but is not limited to, products in the following therapeutic and disease areas: antibacterials, antifungals, antivirals, bone, inflammation, gastrointestinal, growth hormones, multiple sclerosis, ophthalmology, pulmonary hypertension and psychosis. Examples of products in this business unit include, but are not limited to, Xalatan, Zyvox, Geodon and Genotropin. All revenues for such products are allocated to the Specialty Care business unit, except those generated in emerging markets(7), and those that are managed by the Established Products(6) business unit.

(5)

The Oncology business unit includes revenues from human oncology and oncology-related products. Examples of products in this business unit include, but are not limited to, Sutent and Aromasin. All revenues for such products are allocated to the Oncology business unit, except those generated in emerging markets(7), and those that are managed by the Established Products(6) business unit.

(6)	The Established Products business unit generally includes revenues from human pharmaceutical products that have lost patent protection or marketing exclusivity in certain countries and/or regions. In certain situations, products may be transferred to this unit before losing patent protection or marketing exclusivity in order to maximize their value. This unit also excludes revenues generated in emerging markets(7). Examples of products in this business unit include, but are not limited to, Norvasc, Relpax, Medrol and Arthrotec.

(7)	The Emerging Markets business unit includes revenues from all human pharmaceutical products sold in emerging markets, including, but not limited to, Asia (excluding Japan), Latin America, Middle East, Africa, Central and Eastern Europe, Russia and Turkey.

(8)	The Animal Health business includes revenues from products to treat livestock and companion animals.

(9)	Includes Consumer Healthcare business-transition activity, Capsugel and Pfizer Centersource.

(10)	Represents the total of Adjusted Cost of Sales(1), Adjusted SI&A expenses(1) and Adjusted R&D expenses(1).

(11)	Current exchange rates approximate rates at the time of the first-quarter 2009 earnings press release (April 2009).

(12)	Does not assume the completion of any business-development transactions not completed as of March 29, 2009, and excludes the potential effects of litigation-related matters not substantially resolved as of March 29, 2009, as we do not forecast those matters. However, reported diluted EPS(2) full-year 2009 financial guidance does reflect certain costs incurred and expected to be incurred in connection with the pending Wyeth acquisition. These costs include, but are not limited to, transaction costs, pre-integration costs and financing costs.

PFIZER INC AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(millions of dollars, except per common share data)

	First Quarter		% Incr. /
	2009	2008	(Decr.)
Revenues	$10,867	$11,848	(8)
Costs and expenses:
Cost of sales (a)	1,408	1,986	(29)
Selling, informational and administrative expenses (a)	2,876	3,492	(18)
Research and development expenses (a)	1,705	1,791	(5)
Amortization of intangible assets	578	779	(26)
Acquisition-related in-process research and development charges	-	398	(100)
Restructuring charges and acquisition-related costs	554	178	212
Other (income)/deductions--net	(57)	(333)	(82)
Income from continuing operations before provision
for taxes on income	3,803	3,557	7
Provision for taxes on income	1,074	763	41
Income from continuing operations	2,729	2,794	(2)
Discontinued operations--net of tax	1	(4)	*
Net income before allocation to noncontrolling interests	2,730	2,790	(2)
Less: Net income attributable to noncontrolling interests	1	6	(78)
Net income attributable to Pfizer Inc	$2,729	$2,784	(2)
Earnings per share - basic:
Income from continuing operations attributable to Pfizer Inc common shareholders	$0.41	$0.41	--
Discontinued operations--net of tax	-	-	--
Net income attributable to Pfizer Inc common shareholders	$0.41	$0.41	--
Earnings per share - diluted:
Income from continuing operations attributable to Pfizer Inc common shareholders	$0.40	$0.41	(2)
Discontinued operations--net of tax	-	-	--
Net income attributable to Pfizer Inc common shareholders	$0.40	$0.41	(2)
Weighted-average shares used to calculate earnings per common share:
Basic	6,723	6,739
Diluted	6,753	6,762

(a)	Exclusive of amortization of intangible assets, except as discussed in footnote 6 below.
* Calculation not meaningful.
Certain amounts and percentages may reflect rounding adjustments.

1.

The above financial statements present the three-month periods ended March 29, 2009 and March 30, 2008. Subsidiaries operating outside the United States are included for the three-month periods ended February 22, 2009 and February 24, 2008.

2.	The financial results for the three-month period ended March 29, 2009, are not necessarily indicative of the results which could ultimately be achieved for the current year.
3.

On January 1, 2009, we adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 160, Noncontrolling Interests in Consolidated Financial Statements. SFAS 160 provides guidance for the accounting, reporting and disclosure of noncontrolling interests, previously referred to as minority interests. The adoption of SFAS 160 resulted in reclassifications of prior-period amounts to conform to the first-quarter 2009 presentation, primarily related to the presentation of noncontrolling interests.

4.

Included in Restructuring charges and acquisition-related costs for first-quarter 2009 are $369 million of transaction costs, such as banking, legal, accounting and other costs, directly related to our pending acquisition of Wyeth.

5.

In prior years, as required, the estimated value of Acquisition-related in-process research and development charges (IPR&D) was expensed at acquisition date. In the first quarter of 2008, we expensed $398 million of IPR&D, primarily related to our acquisitions of CovX and Coley Pharmaceutical Group, Inc. As a result of adopting SFAS No. 141R, Business Combinations, beginning January 1, 2009, IPR&D related to future acquisitions will be recorded on our consolidated balance sheet as indefinite-lived intangible assets. We made no acquisitions in the first quarter of 2009.

6.

Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute our products are included in Amortization of intangible assets as they benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function are included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

PFIZER INC AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME ATTRIBUTABLE TO PFIZER INC AND ITS COMPONENTS
AND REPORTED DILUTED EPS ATTRIBUTABLE TO PFIZER INC COMMON SHAREHOLDERS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS
(UNAUDITED)
(millions of dollars, except per common share data)

	Three Months Ended March 29, 2009
		Purchase	Acquisition-		Certain
		Accounting	Related	Discontinued	Significant
	Reported	Adjustments	Costs(2)	Operations	Items(3)	Adjusted
Revenues	$10,867	$-	$-	$-	$(22)	$10,845
Costs and expenses:
Cost of sales (a)	1,408	-	-	-	(94)	1,314
Selling, informational and administrative expenses (a)	2,876	3	-	-	(46)	2,833
Research and development expenses (a)	1,705	(7)	-	-	(33)	1,665
Amortization of intangible assets	578	(540)	-	-	-	38
Acquisition-related in-process R&D charges	-	-	-	-	-	-
Restructuring charges and acquisition-related costs	554	-	(397)	-	(157)	-
Other (income)/deductions--net	(57)	(2)	-	-	(165)	(224)
Income from continuing operations before provision
for taxes on income	3,803	546	397	-	473	5,219
Provision for taxes on income	1,074	192	145		140	1,551
Income from continuing operations	2,729	354	252	-	333	3,668
Discontinued operations:
Gain/(loss) on sales of discontinued operations--net of tax	1	-	-	(1)	-	-
Discontinued operations--net of tax	1	-	-	(1)	-	-
Net income before allocation to noncontrolling interests	2,730	354	252	(1)	333	3,668
Less: Net income attributable to noncontrolling interests	1	-	-	-	-	1
Net income attributable to Pfizer Inc	$2,729	$354	$252	$(1)	$333	$3,667
Earnings per common share - diluted:
Income from continuing operations attributable to Pfizer Inc
common shareholders	$0.40	$0.05	$0.04	$-	$0.05	$0.54
Discontinued operations--net of tax	-	-	-	-	-	-
Net income attributable to Pfizer Inc common shareholders	$0.40	$0.05	$0.04	$-	$0.05	$0.54

(a)	Exclusive of amortization of intangible assets, except as discussed in note 1.
See end of tables for notes.
Certain amounts may reflect rounding adjustments.

PFIZER INC AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME ATTRIBUTABLE TO PFIZER INC AND ITS COMPONENTS
AND REPORTED DILUTED EPS ATTRIBUTABLE TO PFIZER INC COMMON SHAREHOLDERS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS
(UNAUDITED)
(millions of dollars, except per common share data)

	Three Months Ended March 30, 2008
		Purchase	Acquisition-		Certain
		Accounting	Related	Discontinued	Significant
	Reported	Adjustments	Costs(2)	Operations	Items(3)	Adjusted
Revenues	$11,848	$-	$-	$-	$(52)	$11,796
Costs and expenses:
Cost of sales (a)	1,986	-	-	-	(186)	1,800
Selling, informational and administrative expenses (a)	3,492	3	-	-	(86)	3,409
Research and development expenses (a)	1,791	(7)	-	-	(146)	1,638
Amortization of intangible assets	779	(752)	-	-	-	27
Acquisition-related in-process R&D charges	398	(398)	-	-	-	-
Restructuring charges and acquisition-related costs	178	-	(1)	-	(177)	-
Other (income)/deductions--net	(333)	(2)	-	-	2	(333)
Income from continuing operations before provision
for taxes on income	3,557	1,156	1	-	541	5,255
Provision for taxes on income	763	222	-	-	165	1,150
Income from continuing operations	2,794	934	1	-	376	4,105
Discontinued operations:
Income/(loss) from discontinued operations--net of tax	(4)	-	-	4	-	-
Discontinued operations--net of tax	(4)	-	-	4	-	-
Net income before allocation to noncontrolling interests	2,790	934	1	4	376	4,105
Less: Net income attributable to noncontrolling interests	6	-	-	-	-	6
Net income attributable to Pfizer Inc	$2,784	$934	$1	$4	$376	$4,099
Earnings per common share - diluted:
Income from continuing operations attributable to Pfizer Inc
common shareholders	$0.41	$0.14	$-	$-	$0.06	$0.61
Discontinued operations--net of tax	-	-	-	-	-	-
Net income attributable to Pfizer Inc common shareholders	$0.41	$0.14	$-	$-	$0.06	$0.61

(a)	Exclusive of amortization of intangible assets, except as discussed in note 1.
See end of tables for notes.
Certain amounts may reflect rounding adjustments.

PFIZER INC AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME ATTRIBUTABLE TO PFIZER INC AND ITS COMPONENTS
AND REPORTED DILUTED EPS ATTRIBUTABLE TO PFIZER INC COMMON SHAREHOLDERS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS
(UNAUDITED)

1)

Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute our products are included in Amortization of intangible assets as they benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function are included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

2)	Acquisition-related costs includes the following:

	First Quarter
(millions of dollars)	2009	2008

Transaction costs	$369	$-
Pre-Integration costs and other	28	1
Total acquisition-related costs -- pre-tax (a)	397	1
Income taxes(b)	(145)	-
Total acquisition-related costs -- net of tax	$252	$1

(a)

Included in Restructuring charges and acquisition-related costs. Transaction costs include costs directly related to our pending acquisition of Wyeth. Included in these costs are bridge term loan credit agreement fees related to the bridge financing arranged with financial institutions in March 2009 to partially fund our pending acquisition of Wyeth. Upon our issuance of $13.5 billion of long-term notes in March 2009, the bridge commitment was reduced by an amount equal to the net proceeds received by Pfizer from such issuance and we expensed those associated fees. Pre-Integration costs represent external, incremental costs directly related to our pending acquisition of Wyeth.

	(b)	Included in Provision for taxes on income.

3)	Certain significant items includes the following:

	First Quarter
(millions of dollars)	2009	2008

Restructuring charges - Cost-reduction initiatives(a)	$ 157	$ 177
Implementation costs - Cost-reduction initiatives(b)	174	357
Certain legal matters(c)	132	-
Other	10	7
Total certain significant items -- pre-tax	473	541
Income taxes(d)	(140)	(165)
Total certain significant items -- net of tax	$ 333	$ 376

(a)	Included in Restructuring charges and acquisition-related costs.

(b)

Included in Cost of sales ($76 million), Selling, informational and administrative expenses ($46 million), Research and development expenses ($41 million), and Other (income)/deductions - net ($11 million) for the three months ended March 29, 2009. Included in Cost of sales ($138 million), Selling, informational and administrative expenses ($75 million), Research and development expenses ($146 million) and Other (income)/deductions - net ($2 million in income) for the three months ended March 30, 2008.

(c)	Included in Other (income)/deductions - net.

(d)	Included in Provision for taxes on income.

PFIZER INC
SEGMENT/PRODUCT REVENUES
FIRST QUARTER 2009
(UNAUDITED)
(millions of dollars)

	WORLDWIDE			U.S.			INTERNATIONAL
			%			%			%
	2009	2008	Change	2009	2008	Change	2009	2008	Change
TOTAL REVENUES	10,867	11,848	(8)	4,969	5,511	(10)	5,898	6,337	(7)

PHARMACEUTICAL +	10,102	10,904	(7)	4,709	5,141	(8)	5,393	5,763	(7)
- CARDIOVASCULAR AND METABOLIC DISEASES	3,953	4,494	(12)	1,803	2,140	(16)	2,150	2,354	(9)
LIPITOR	2,721	3,137	(13)	1,452	1,751	(17)	1,269	1,386	(9)
NORVASC	481	513	(6)	19	(5)	*	462	518	(11)
CHANTIX / CHAMPIX	177	277	(36)	112	193	(42)	65	84	(22)
CADUET	134	147	(9)	104	120	(13)	30	27	10
CARDURA	107	121	(11)	1	2	(32)	106	119	(11)
- CENTRAL NERVOUS SYSTEM DISORDERS	1,431	1,386	3	746	684	9	685	702	(3)
LYRICA	684	582	17	418	351	19	266	231	15
GEODON / ZELDOX	230	241	(5)	195	200	(3)	35	41	(16)
ZOLOFT	115	122	(6)	21	26	(18)	94	96	(2)
ARICEPT**	95	104	(9)	-	-	-	95	104	(9)
RELPAX	79	77	2	51	49	4	28	28	(2)
NEURONTIN	78	89	(12)	19	13	48	59	76	(22)
XANAX / XANAX XR	75	86	(13)	17	17	2	58	69	(16)
- ARTHRITIS AND PAIN	688	755	(9)	456	504	(10)	232	251	(8)
CELEBREX	564	611	(8)	419	464	(10)	145	147	(1)
- INFECTIOUS AND RESPIRATORY DISEASES	933	931	-	316	299	6	617	632	(3)
ZYVOX	283	259	9	175	164	7	108	95	13
VFEND	179	171	5	62	53	18	117	118	(1)
ZITHROMAX / ZMAX	114	120	(5)	4	6	(12)	110	114	(5)
DIFLUCAN	78	89	(13)	2	3	(10)	76	86	(13)
- UROLOGY	767	784	(2)	482	447	8	285	337	(16)
VIAGRA	454	460	(1)	258	223	16	196	237	(18)
DETROL / DETROL LA	289	313	(8)	211	222	(5)	78	91	(15)
- ONCOLOGY	552	637	(13)	120	197	(39)	432	440	(2)
SUTENT	202	190	7	67	66	2	135	124	9
AROMASIN	110	104	6	42	37	15	68	67	1
CAMPTOSAR	109	192	(43)	-	83	(100)	109	109	-
- OPHTHALMOLOGY	413	413	-	153	135	14	260	278	(6)
XALATAN / XALACOM	407	405	-	153	135	14	254	270	(6)
- ENDOCRINE DISORDERS	252	258	(2)	61	62	(1)	191	196	(3)
GENOTROPIN	197	206	(4)	54	55	(2)	143	151	(5)
- ALL OTHER	531	758	(30)	213	381	(44)	318	377	(16)
ZYRTEC / ZYRTEC D	-	117	(100)	-	117	(100)	-	-	-
- ALLIANCE REVENUE (Aricept, Exforge, Macugen, Mirapex, Olmetec, Rebif and Spiriva)	582	488	19	359	292	23	223	196	13
ANIMAL HEALTH	537	619	(13)	194	240	(19)	343	379	(10)
OTHER ***	228	325	(30)	66	130	(49)	162	195	(17)

+	-	Revenues are presented by therapeutic area.

*	-	Calculation not meaningful.

**	-	Represents direct sales under license agreement with Eisai Co., Ltd.

***	-	Includes Consumer Healthcare business transition activity, Capsugel and Pfizer Centersource.

Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC

SUPPLEMENTAL INFORMATION

1) Impact of Foreign Exchange on Revenues

The strengthening of the U.S. dollar relative to other currencies, primarily the euro, UK pound and Canadian dollar, unfavorably impacted our revenues by approximately $640 million, or 5%, in first-quarter 2009, compared to the same period in 2008.

2) Change in Cost of Sales

Reported cost of sales decreased 29% in first-quarter 2009, compared to the same period in 2008. The decrease primarily reflects the favorable impact of foreign exchange, the savings impact of our cost-reduction initiatives and lower implementation costs associated with our cost-reduction initiatives.

Reported cost of sales included implementation charges related to our cost-reduction initiatives of $76 million for the first quarter of 2009 and $138 million for the first quarter of 2008.

Reported cost of sales as a percentage of revenues decreased 3.8 percentage points to 13.0% in first-quarter 2009, reflecting the favorable impact of our cost-reduction initiatives, the impact of foreign exchange, as well as lower implementation costs associated with our cost-reduction initiatives, compared to first-quarter 2008.

3) Change in Selling, Informational & Administrative (SI&A) Expenses, Research & Development (R&D) Expenses and In-Process R&D Charges (IPR&D)

Reported SI&A expenses in first-quarter 2009 decreased 18% compared to the same period in 2008, reflecting the savings associated with our cost-reduction initiatives, the favorable impact of foreign exchange, lower implementation costs associated with our cost-reduction initiatives and certain insurance recoveries related to legal defense costs.

Reported SI&A expenses included implementation charges related to our cost-reduction initiatives of $46 million for first quarter 2009 and $75 million for first-quarter 2008.

Reported R&D expenses, excluding IPR&D, decreased 5% in first-quarter 2009, compared to the same period in 2008. The decrease is primarily due to the favorable impact of foreign exchange on expenses, the realization of savings associated with our cost-reduction initiatives and lower implementation costs associated with our cost-reduction initiatives, partially offset by a $150 million milestone payment to Bristol-Myers Squibb in first-quarter 2009 in connection with the collaboration on apixaban.

Reported R&D expenses included implementation charges related to our cost-reduction initiatives of $41 million for first-quarter 2009 and $146 million for first-quarter 2008.

IPR&D charges in first-quarter 2008 of $398 million primarily related to the acquisitions of CovX and Coley Pharmaceutical Group, Inc. As a result of adopting Financial Accounting Standards Board Statement of Financial Accounting Standards No. 141R, Business Combinations, beginning January 1, 2009, IPR&D related to future acquisitions will be recorded on our consolidated balance sheet as indefinite-lived intangible assets. We made no acquisitions in the first quarter of 2009.

4) Other Income and Other Deductions

($ millions)	First Quarter
	2009	2008
Interest Income	$(245)	$(344)
Interest Expense	129	141
Net Interest (Income)/Expense(a)	(116)	(203)
Royalty Income	(57)	(63)
Net Gains on Asset Disposals	(12)	(23)
Legal Matters, Net	95	-
Other, Net	33	(44)
Other (Income)/Deductions-Net	$(57)	$(333)

(a) The decrease in net interest income in first-quarter 2009 compared to the same period in 2008 was due primarily to lower interest rates, partially offset by higher cash balances in first-quarter 2009, and $23 million of net interest expense in first-quarter 2009 associated with our issuance of $13.5 billion of senior unsecured notes related to the pending Wyeth acquisition.

5) Effective Tax Rate

The effective tax rate on reported Income from continuing operations before provision for taxes on income for first-quarter 2009 was 28.2% compared to 21.5% in first-quarter 2008. The higher tax rate in the first quarter of 2009 is primarily due to the increased tax costs associated with certain business decisions executed to finance the pending Wyeth acquisition, partially offset by the change in geographic mix of expenses incurred to execute our cost-reduction initiatives, as well as the elimination of IPR&D charges, which generally are not deductible for tax purposes.

The effective tax rate on adjusted income(1) was 29.7% in first-quarter 2009 compared to 21.9% in first-quarter 2008. The higher tax rate in the first quarter of 2009 is primarily due to the increased tax costs associated with certain business decisions executed to finance the pending Wyeth acquisition.

6) Reconciliation of 2009 Adjusted Income(1) and Adjusted Diluted EPS(1) Guidance to 2009 Reported Net Income Attributable to Pfizer Inc and Reported Diluted EPS Attributable to Pfizer Inc Common Shareholders Guidance

Full-Year 2009 Guidance
($ billions, except per-share amounts)	Net Income(a)	Diluted EPS(a)
Income/(Expense)
Adjusted Income/Diluted EPS(1) Guidance	~$12.5 - $13.2	~$1.85 - $1.95
Purchase Accounting Impacts of Business Development Transactions Completed as of 12/31/08	(1.5)	(0.23)
Costs Related to Cost-Reduction Initiatives	(1.3 - 1.6)	(0.20 - 0.23)
Wyeth Acquisition-Related Costs	(1.1 - 1.2)	(0.16 - 0.18)
Certain Legal Matters	(.1)	(0.01)
Reported Net Income Attributable to Pfizer Inc/Diluted EPS Guidance	~$8.1 - $9.2	~$1.20 - $1.35

(a)

Guidance in the table above does not assume the completion of any business-development transactions not completed as of March 29, 2009, and excludes the potential effects of litigation-related matters not substantially resolved as of March 29, 2009, as we do not forecast those matters. However, full-year 2009 financial guidance for reported net income attributable to Pfizer Inc and reported diluted EPS attributable to Pfizer Inc common shareholders do reflect certain costs incurred and expected to be incurred in connection with the pending Wyeth acquisition, including, but not limited to, transaction costs, pre-integration costs and financing costs.

________________

(1) “Adjusted income” and “adjusted diluted earnings per share (EPS)” are defined as reported net income attributable to Pfizer Inc and reported diluted EPS attributable to Pfizer Inc common shareholders excluding purchase-accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer’s Form 10-K for the fiscal year ended December 31, 2008, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors’ understanding of our performance is enhanced by disclosing this measure. The adjusted income and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and diluted EPS.

DISCLOSURE NOTICE: The information contained in this earnings release and the attachments is as of April 28, 2009. The Company assumes no obligation to update any forward-looking statements contained in this earnings release or the attachments as a result of new information or future events or developments.

This earnings release and the attachments contain forward-looking information about the Company’s financial results and estimates, business plans and prospects, in-line products and product candidates that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans and prospects. Among the factors that could cause actual results to differ materially are the following: the success of research and development activities; decisions by regulatory authorities regarding whether and when to approve our drug applications as well as their decisions regarding labeling and other matters that could affect the availability or commercial potential of our products; the speed with which regulatory authorizations, pricing approvals and product launches may be achieved; the success of external business-development activities; competitive developments, including with respect to competitor drugs and drug candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; trade buying patterns; the ability to meet generic and branded competition after the loss of patent protection for our products and competitor products; the impact of existing and future legislation and regulatory provisions on product exclusivity; trends toward managed care and healthcare cost containment; U.S. legislation or regulatory action affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs, the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries, direct-to-consumer advertising and interactions with healthcare professionals, and the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines; the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003; legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access; contingencies related to actual or alleged environmental contamination; claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates; significant breakdown, infiltration or interruption of our information technology systems and infrastructure; legal defense costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to product liability, patent protection, governmental investigations, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings; the Company’s ability to protect its patents and other intellectual property both domestically and internationally; interest rate and foreign currency exchange rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including tax obligations; changes in generally accepted accounting principles; uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our lenders, our customers, our suppliers and counterparties to our foreign-exchange and interest-rate agreements; the global economic recession and recent and possible future changes in global financial markets; any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas; growth in costs and expenses; changes in our product, segment and geographic mix; our ability and Wyeth's ability to satisfy the conditions to closing our merger agreement; and the impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items, including our ability to realize the projected benefits of our pending acquisition of Wyeth and of our cost-reduction initiatives. A further list and description of risks, uncertainties, and other matters can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and in its reports on Forms 10-Q and 8-K.

This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data.

CONTACT:
Pfizer Inc
Media:
Joan Campion, 212-733-2798
or
Investor Relations:
Suzanne Harnett, 212-733-8009
Jennifer Davis, 212-733-0717